As filed with the Securities and Exchange Commission on November 9, 1999

                                                      Registration No. 333-86027
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                               HERMAN MILLER, INC.
                (Name of Registrant as specified in its charter)

                           ---------------------------

           Michigan                                   38-0837640
  (State or other jurisdiction of        (I.R.S. Employer Identification No.)
  incorporation or organization)

                              855 East Main Avenue
                          Zeeland, Michigan 49464-0302
                                 (616) 654-3000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                           ---------------------------

                              James E. Christenson
                               Herman Miller, Inc.
                              855 East Main Avenue
                          Zeeland, Michigan 49464-0302
                                 (616) 654-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                   Copies to:
                              Michael G. Wooldridge
                    Varnum, Riddering, Schmidt & Howlett LLP
                                   Suite 1700
                             333 Bridge Street, N.W.
                        Grand Rapids, Michigan 49501-0352
                                 (616) 336-6000
                               Fax (616) 336-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|
     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the securities act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                1,325,733 Shares

                               HERMAN MILLER, INC.
                                  COMMON STOCK
                                ($.20 par value)

                           ---------------------------


     This prospectus relates to the periodic offer and sale of up to 1,325,733 shares of common stock of Herman Miller, Inc., a Michigan corporation, for the account of the persons named under the caption "Selling Shareholders." This offering of shares will terminate on or before July 30, 2001.

     HMI's common stock is listed for trading on The NASDAQ Stock Market under the trading symbol "MLHR." On August 25, 1999, the last reported sale price of the common stock on NASDAQ was $25.375 per share. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. HMI will not receive any of the proceeds from the sale of shares by the selling shareholders. HMI will pay all expenses of registration incurred in connection with the offering, but the selling shareholders will pay all brokerage commissions.

                           ---------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these shares, in any state where the offer or sale is not permitted.

                           ---------------------------



                The date of this Prospectus is November 9, 1999.

                                TABLE OF CONTENTS


                                                                            PAGE


ABOUT THIS PROSPECTUS......................................................... 1

WHERE YOU CAN FIND MORE INFORMATION........................................... 1

THE COMPANY................................................................... 1

USE OF PROCEEDS............................................................... 2

SELLING SHAREHOLDERS.......................................................... 2

PLAN OF DISTRIBUTION.......................................................... 2

LEGAL MATTERS................................................................. 3

EXPERTS  ..................................................................... 3

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that HMI filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, the selling shareholders may offer from time to time up to 1,325,733 shares of HMI common stock. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     HMI files annual, quarterly and special reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document HMI files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 60661 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC allows HMI to "incorporate by reference" the information it files with them, which means that HMI can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that HMI files later with the SEC will automatically update and supersede that information. HMI incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of their common stock or they terminate this offering:


          o Its Quarterly Report on Form 10-Q for the fiscal quarter ended September 4, 1999

          o    Its Annual Report on Form 10-K for the year ended May 29, 1999

          o Its Amended Report of Unscheduled Material Events on Form 8-K/A filed on July 16, 1999

          o Its Amended Registration Statement on Form 8-A12B/A filed on July 16, 1999

          o For a description of capital stock see its Amended Registration Statement on form S-3 filed on May 8, 1997

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

        Robert Dentzman, Vice President of Treasury - Investor Relations
                               Herman Miller, Inc.
                              855 East Main Avenue
                          Zeeland, Michigan 49464-0302
                            Telephone: (616) 654-3000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. HMI has not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                                   THE COMPANY

     Herman Miller, Inc.'s principal business consists of the research, design, development, manufacture, and sale of office systems, products and services. Through research, HMI seeks to define and clarify customer needs and problems existing in its markets and to design, through innovation where appropriate and feasible, products, systems, and services as solutions to such problems. HMI's furniture systems, seating, storage, and freestanding furniture products, and related services are used in (1) office/institution environments including offices and related conference, lobby and lounge areas, and general public areas including transportation terminals; (2) health/science environments including hospitals and other healthcare facilities; (3) clinical, industrial, and educational laboratories; and (4) other environments.

     HMI was incorporated in Michigan in 1905. One of HMI's major plants and its corporate offices are located at 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan, 49464-0302, and its telephone number is (616)654-3000.

                                 USE OF PROCEEDS

     The up to 1,325,733 shares offered hereby are being offered by the selling shareholders. HMI will receive no part of the proceeds of any sales made hereunder.

                              SELLING SHAREHOLDERS

     All of the shares of common stock offered hereby are being sold by the shareholders listed below, as selling shareholders.

                                    Number of Shares                                    Number of Shares
         Shareholder                Owned and Offered         Shareholder               Owned and Offered
         -----------                -----------------         -----------               -----------------
         John Geiger                     13,724               Frances Geiger                 13,724
         Colin Maclean                   58,375               Michael Donahue                58,375
         Charles Boden                   16,798               Michael Milligan               16,798
         Loreto Tari                     16,798               Geiger Family LLC           1,131,141

     Effective July 30, 1999, the selling shareholders acquired their shares of common stock from HMI pursuant to the terms and conditions of an Agreement and Plan of Merger dated July 22, 1999, by and among HMI, the selling shareholders and Geiger Group, Inc., a Delaware corporation. Under the terms of the merger agreement, Geiger merged with and into HMI. In consideration of the merger, the selling shareholders received, among other things, 1,325,733 shares of HMI's common stock. All of those shares may be offered by the selling shareholders for sale hereunder.

     Under the terms and conditions of the merger agreement, HMI entered into a registration agreement with the selling shareholders dated July 30, 1999, pursuant to which HMI agreed to register the shares under the Securities Act of 1933, as amended, for offer and sale by the selling shareholders. HMI has agreed to maintain the effectiveness of the registration statement covering the shares until July 30, 2001, subject to an extension of the effectiveness period for any suspension on the sale of shares. In addition, HMI has agreed to pay the expenses for registering the shares and maintaining the effectiveness of the registration statement. HMI has also agreed to reimburse the selling shareholders for the fees, disbursements and expenses of one counsel for the selling shareholders as a group. The selling shareholders are responsible for all underwriting discounts and commissions with respect to sales of the shares offered hereby.


     None of the selling shareholders has had a material office, position or relationship with HMI prior to becoming shareholders pursuant to the merger. Geiger Group, Inc., the corporation merged with and into HMI, was a direct competitor of HMI.

                              PLAN OF DISTRIBUTION

     The selling shareholders may from time to time offer the shares for sale either directly or through underwriters, dealers or agents or on any exchange on which the shares may be traded, or in independently negotiated transactions or otherwise; provided that such transactions will not include an underwritten public offering. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The methods by which the shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of NASDAQ; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

     HMI has agreed to indemnify the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act.

     There can be no assurances that the selling shareholders will sell any or all of the shares offered hereunder.

                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon by Varnum, Riddering, Schmidt & Howlett LLC, Grand Rapids, Michigan.

                                     EXPERTS

     The consolidated financial statements of Herman Miller, Inc. incorporated by reference in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the registration of the shares are set forth in the following table. All amounts except the registration fee are estimated.

               Registration Fee (Securities and Exchange Commission)............  $ 9,271
               Accountant's Fees and Expenses...................................    3,500
               Legal Fees and Expenses..........................................    2,750
               Printing Expenses................................................      -0-
               Miscellaneous....................................................      -0-
                                                                                ---------

               Total ........................................................... $ 15,521
                                                                                =========

     The Company will bear the expenses of registration of the shares; the selling shareholders will not bear any of such expenses.

Item 15.  Indemnification of Directors and Officers.

     The Articles of Incorporation of the Registrant provide that its directors and officers are required to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA") in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Registrant, a subsidiary or otherwise) in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Registrant or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of the Registrant. Persons who are not directors or officers of the Registrant may be similarly indemnified in respect of said service to the extent authorized by the Board of Directors of the Registrant. Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorney fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the Registrant. In addition, with respect to actions not brought by or in the right of the Registrant, indemnification is permitted under the MBCA for expenses (including attorney fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Registrant or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the Registrant, indemnification is permitted under the MBCA for expenses (including attorney fees) and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Registrant or its shareholders; provided, indemnification is not permitted if the person is found liable to the Registrant, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

     The MBCA and the Registrant's Articles of Incorporation also authorize the Registrant to provide indemnification broader than that set forth in the MBCA and the Articles of Incorporation. Pursuant to this authority, the Registrant has entered into indemnification agreements with each of its directors, which provide for the prompt indemnification to the fullest extent permitted by applicable law and for the prompt advancement of expenses, including reasonable attorney fees, incurred in connection with any proceeding in which a director is a witness or which is brought against a director in his or her capacity as a director, officer, employee, agent or fiduciary of the Registrant or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director is serving at the request of the Registrant. Indemnification is permitted for expenses and reasonable settlement amounts incurred in connection with a proceeding by or in the right of the Registrant and for expenses, judgments, penalties, fines and reasonable settlement amounts incurred in connection with the proceeding other than by or in the right of the Registrant. Indemnification under the indemnity agreements is conditioned on the director having acted in good faith and in a manner he or she reasonable believes to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Articles of Incorporation of the Registrant also limit the personal liability of members of its Board of Directors for monetary damages with respect to claims by the Registrant or its shareholders resulting from certain negligent acts or omissions.

Item 16.  Exhibits.


     Reference is made to the Exhibit Index which appears at page S-6 of this Registration Statement.


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement No. 333-86027to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on the 9th day of November, 1999.

                                      HERMAN MILLER, INC.



                                      By:   /s/ Brian C. Walker
                                            Brian C. Walker
                                            Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement No. 333-86027has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                           DATE
/s/ Michael A. Volkema *      President and Chief Executive     November 9, 1999
Michael A. Volkema            Officer and Director


/s/ Brian C. Walker           Chief Financial Officer           November 9, 1999
Brian C. Walker


/s/ David L. Nelson *         Chairman of the Board             November 9, 1999
David L. Nelson


/s/ William K. Brehm *        Director                          November 9, 1999
William K. Brehm


/s/ Ruth H. Ruch *            Director                          November 9, 1999
Richard H. Ruch


________________________      Director                          November 9, 1999
Dorothy A. Terrell


________________________      Director                          November 9, 1999
J. Harold Chandler


________________________      Director                          November 9, 1999
E. David Crockett


________________________      Director                          November 9, 1999
Lord Griffiths of Fforestfach

/s/ C. William Pollard *      Director                          November 9, 1999
C. William Pollard

/s/ Ruth A. Reister *         Director                          November 9, 1999
Ruth A. Reister


_________________________
*     By:  /s/ Brian C. Walker
           Brian C. Walker, Attorney in Fact

                                  EXHIBIT INDEX



      5.1 *  Opinion of Varnum, Riddering, Schmidt & Howlett LLP
     23.1    Consent of Arthur Andersen LLP.
     23.2 *  Consent of Varnum, Riddering, Schmidt & Howlett LLP (contained in
             Exhibit 5.1 hereto)
     24.1 * Powers of Attorney (included on the signature page to this Registration Statement)

_____________________________
*  Previously filed.

                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Herman Miller, Inc.:


     As independent public accounts, we hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 Registration Statement of our reports dated June 25, 1999, included in Herman Miller, Inc.'s Form 10-K for the year ended May 29, 1999, and to all references to our Firm included in this Registration Statement.


/s/ Arthur Andersen LLP


Grand Rapids, Michigan
November 4, 1999



::ODMA\PCDOCS\GRR\331618\7